STOCK PURCHASE AGREEMENT

     AGREEMENT made this 17th day of May, 2000, by and between DCAP GROUP INC., maintaining an office at 2545 Hempstead Turnpike, East Meadow, New York (hereinafter referred to as "Seller"), DEALERS CHOICE AUTOMOTIVE PLANNING, INC., maintaining an office at 2545 Hempstead Tpke, East Meadow, NY (hereinafter referred to as "The Central Office"), ALYSSA GREENVALD (hereinafter referred to as the "Other Shareholder"), MORTON CERTILMAN, maintaining an office at 90 Merrick Ave., East Meadow, NY 11554 (hereinafter referred to as "Buyer"), and DCAP RIDGEWOOD, INC, a New York Corporation, having its principal place of business at 59-30 Myrtle Avenue, Ridgewood, NY 11385, DCAP BAYSIDE, INC., a New York Corporation, having its principal place of business at 43-04 Bell Blvd., Bayside, New York,11361, DCAP FREEPORT, INC., a New York Corporation, having its principal place of business at 17-19 West Sunrise Highway, Freeport, New York 11520, and MC DCAP, INC., a New York Corporation, having its principal place of business at 89-15 37th Avenue, Jackson Heights, New York, 11372, (hereinafter collectively referred to as "The Corporations").

                                   WITNESSETH:

     WHEREAS, the parties hereto, in furtherance of their mutual interests, desire to formalize and confirm their prior understanding and present agreement as to the ownership, management, operation and/or control of The Corporations and as to their respective interests therein; AND

     WHEREAS, the DCAP RIDGEWOOD INC. was duly organized under and by virtue of the laws of the State of New York, on the 13th day of June, 1995; AND

     WHEREAS, the DCAP BAYSIDE INC was duly organized under and by virtue of the laws of the State of New York, on the 18th day of January, 1996; AND

     WHEREAS, the DCAP FREEPORT INC was duly organized under and by virtue of the laws of the State of New York, on the 25th day of July, 1996; AND

     WHEREAS, the MC DCAP INC was duly organized under and by virtue of the laws of the State of New York, on the 30th day of July, 1997; AND

     WHEREAS, The Corporations are engaged in the business of insurance and any other lawful purpose allowed under the laws of the State of New York; AND

     WHEREAS, the parties represent that the aggregate number of shares which each of The Corporations have been authorized to issue are, respectively, two hundred (200) no par value common shares and further represent that DCAP GROUP INC.and ALYSSA GREENVALD each presently owns 50% of the outstanding stock in each of the Corporations all being fully paid and non-accessible; AND

     WHEREAS, each of the parties to this agreement represent that there are no


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outstanding  liens or encumbrances  against each of their respective  shares and further represent that no transfer, assignment, gift or other disposition of said shares has occurred nor is any pending with the exception of the transfer contemplated herein, to wit, the sale of the shares held by the Seller to the Buyer; AND

     WHEREAS, Seller represents that it is authorized to sell its shares in The Corporation (the "Shares") and by this agreement has the power to sell the Shares ; AND

     WHEREAS, each of the individual parties to this agreement represents and acknowledges that there is no written agreement affecting the ownership of the shares of stock of The Corporations, or the operation, management or control of The Corporations with the exception of this document and the shareholder's agreement dated May 15, 1995; AND

     WHEREAS, it is the intention of the parties hereto that the rights of the parties as defined in the shareholders agreement dated May 15, 1995, are superseded as to the terms, parties and signatories therein by this agreement; AND

     WHEREAS, Seller is desirous of selling the Shares of The Corporations and the Buyer is desirous of purchasing same;

     NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements of the parties hereinafter set forth, the parties heretofore mentioned agree as follows:

I. No representations or warranties have been made by either party to the other, or by anyone else, except as expressly set forth in this agreement, and this agreement is not being executed in reliance upon any representations or warranty not expressly set forth herein. Without limiting the foregoing, no representations or warranties have been made by the Buyer to Seller or by anyone else to Seller or by Seller to the Buyer or by anyone else to the Buyer, with respect to the past, present or future income or assets of The Corporations, except that the Seller represents to Buyer that the monthly Balance Sheets and Profit and Loss Statements of The Corporations it prepared for and delivered to The Corporations are true and correct to the knowledge of Seller. That Buyer and Seller have been advised by their respective attorneys of their right to compel discovery and inspection of The Corporations' books and records; and of their right to have accountants, appraisers or others investigate, appraise or evaluate the Corporations' business and property. That Buyer and Seller have exercised these rights and have instructed their respective attorneys not to take any further steps, themselves or through others, in connection with discovery, inspection, investigation, appraisal or evaluation of The Corporations' business or property.

II. The parties acknowledge that they are entering into this agreement freely and voluntarily; that they have ascertained and weighed all the facts and circumstances likely to influence their judgment herein; that they have sought and obtained legal advice independently of each other; that they have been duly appraised of their respective legal rights; that all the provisions hereof, as well as all questions pertaining thereto, have been fully and satisfactorily explained to them; that they have given due consideration to such provisions and questions, and that they clearly understand and assent to all the questions thereof.

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III.  (a) On the terms and  subject to the  conditions  of this  Agreement,  the
Seller will sell, transfer, and deliver to Buyer, and Buyer will purchase from Seller, Fifty Shares (50) of each of The Corporations, representing fifty percent (50%) of the issued and outstanding shares of Common Stock in each of the corporations, that being the total owned by the Seller for the purchase price of Two Hundred Sixty Seven Thousand Four Hundred and Fifty Four Dollars ($267,454.00). Buyer shall receive a credit at closing of One Hundred Twenty Six Thousand Dollars ($126,000.00) against the purchase price representing the franchise fees received by Seller for the three franchises sold within the territories protected by the Certilman/Greenvald agreements, leaving a balance due to Seller from Buyer in the amount of One Hundred Forty One Thousand and Four Hundred and Fifty Four Dollars ($141,454.00). The purchase price includes the payoff of the debt owed by The Corporations to The Central Office.

     (b) The balance of the Purchase Price and the amount of the deficit shall be payable as follows:

          1. Sixty- Six Thousand Dollars ($66,000.00) payable at rate of Six Thousand Dollars ($6,000.00) per month starting on the first anniversary of the closing and continuing for eleven months thereafter, monthly payments are to be paid no later than the fifth day of the month in which they are due.

          2. The balance, Seventy Five Thousand and Four Hundred Fifty Four Dollars ($75,454.00), shall be paid in equal monthly installments over five years, together with six percent (6%) interest, commencing on the second anniversary date after the closing.

     (c) The Corporations (four stores) will become DCAP Insurance and Income Tax Preparation Franchisees for no franchise fee.

          1. The annual franchise charges of Eighteen Thousand Dollars ($18,000.00) per store due in the first year shall all be paid at the closing. The only credit that will apply to these fees are as referred to in paragraph 4 below.

          2.   The annual charges for the second year shall be waived.

          3. Commencing at the third year, the franchise charges of Sixteen Hundred Dollars ($1,600.00) per month shall be payable monthly.

          4. In the event of the sale of a franchise within the current geographic boundaries of any of The Corporations' stores, the annual franchise charges for such store shall be waived for six months from the date the sale of such franchise is concluded, however, the aggregate of such waivers shall not exceed four for all stores. As a result of the sale of the Elmhurst Franchise in May 2000, the annual franchise charges for the MC DCAP Store referred to in paragraph 1 above is hereby waived so that the franchise charges due at the closing for such store are reduced to $9,000.00.

     (d) Franchise agreements shall be similar to those for any other DCAP conversion franchise and will contain the following provisions:

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          1.   The Franchise  agreements will eliminate the geographic  boundary
               prohibitions   Certilman/Greenvald  presently  has  and  will  be
               similar to those presently found in other franchise agreements; namely the franchise territory would be limited to the zip code assigned at the store (except in Bayside where there are three zip codes, 11361, 11360 and 11364).

          2. Buyer will have a right of first refusal for Ten (10) days on all franchise locations at adjoining zip codes from the date of the signing of the Prospectus by a prospective franchisee.

          3. The MC DCAP store will continue to receive the Woodside calls (718-533-8300) and will keep the commissions on renewals of old Woodside customers and will receive all corresponding paperwork including but not limited to renewal declarations, intent to cancel notices, cancellation notices, amended declarations and renewal offers. MC DCAP hereby ratifies it prior agreement with Seller dated 12/6/99 and acknowledges its responsibility for the payments thereunder.

          4. To the extent that it remains legal, The Central Office will continue to pay commissions for the sale of premium financing through Payments, Inc. at the same rate as presently paid to Seller owned stores.

     (e) Buyer and Other Shareholder will terminate the present shareholder agreements, thereby eliminating both the geographic boundary limitations and any salary payable by Seller to Stuart Greenvald. For so long as The Central Office is able, Stuart Greenvald, shall remain covered under their Errors and Omissions policy, and further, shall retain the right to be covered under the Group Health Plan.

     (f) Buyer will waive the return of the $40,000 franchise fee advanced by Buyer but not used (except that it will be applied against any current franchise fee for any new franchise Buyer or his designee opens, except Wycoff Heights, Corona or Woodside).

     (g) The Buyer shall have the right to a transitional period of up to 120 days from the Closing to shift record keeping from the Central Office to The Corporations' offices. During such period, allocated expenses for items still handled by The Central Office will continue to be charged, but no franchise charges shall be payable. Further, during such period all policies and endorsements will continue to be processed by the Central Office. Upon The Corporations' request, all addresses for accounts handled by The Corporations' stores, as well as addresses pertaining to any bills for services or products rendered for the account of The Corporations, shall be changed to 17 West Sunrise Highway, Freeport, New York, 11520, or any other address so designated by The Corporations. In addition, at the Closing Seller shall deliver to Buyer copies of all real estate and equipment leases, and all other records pertaining to the ownership and operation of The Corporations business, including, but not limited to, the names, addresses and contacts of all insurance companies and all supplies and equipment vendors.

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     (h) Upon the Closing the geographic  prohibitions pertaining to the sale of franchises located at Corona, Woodside and Wycoff Heights shall be irrevocably waived by Buyer and the Other Shareholder and terminated.

     (i) Irrespective of any other provision of the purchase agreement, so long as neither party is in default, the franchisee will not of its own volition terminate the franchise agreement so long as the indebtedness to DCAP Group Inc. referred to in Paragraph III remains unpaid.

IV. The Closing (the "Closing") of the purchase and sale of the Shares shall be held at the Corporate offices of DCAP GROUP INC located at 90 Merrick Ave. East Meadow, New York, on May 17, 2000, at 9:30 A.M. or at such other reasonable date and time agreed to by the parties. At the Closing, (a) Buyer will deliver to the Seller by check payable to the order of the Seller in the amount of Seventy Two Thousand Dollars ($72,000.00), such amount representing the franchise charges for the four stores together with a Promissory Note (substantially in the form annexed hereto as Schedule A) in the amount of One Hundred Forty One Thousand Four Hundred and Fifty Four Dollars ($141,454.00), bearing interest beginning at the second anniversary date of the closing at the rate of six percent (6%) per annum, and due and payable as set forth in the Paragraph III above and (b) the Seller shall deliver to Buyer certificates representing Fifty (50) Shares in the each of the corporations, to be held by Seller pursuant to the terms of the Pledge Agreement referred to in Paragraph V hereof. Buyer's failure to pay the balance due under the note within ten (10) days of its due date, after ten (10) days written notice, by certified mail, return receipt requested, shall constitute a default.

V. As security for the payment of the Promissory Note referred to in paragraph III hereof, the certificates(s) issued in the name of the Buyer and representing the Shares (the "Certificates") being purchased, together with stock powers endorsed in blank, shall be deposited with Seller under a Pledge Agreement substantially in the form annexed hereto as Schedule "B". The Seller shall keep the Certificate(s) together with stock powers in its possession until the Promissory Note has been paid in full.

VI. (a) Seller and The Corporations represent that the sale hereunder is not in contravention of their respective certificates of incorporation, by-laws and/or the Shareholder Agreements dated May 15, 1992, and that the sale hereunder has been consented to by their respective Board of Directors and by all of the shareholders of The Corporations.

     (b) The rights of the parties as defined in the shareholder agreements dated May 15, 1995, are superseded as to the terms, parties and signatories therein by this agreement. Notwithstanding the foregoing, in the event Buyer materially defaults in payment of his monetary obligations to Seller beyond all cure periods provided for in this stock transfer agreement, then in that event only and at the option of Seller, the May 15, 1995, shareholder agreements shall be reinstated and Seller shall be restored to their fifty (50%) per cent interest in the corporations.

VII. The parties agree that all software and intellectual property shall remain the property of Seller subject to The Corporations use under its license or franchise agreements with Seller.

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VIII.  The  Corporations  and Buyer shall defend and indemnify and hold harmless
Seller, and each of its assigns and legal representatives from any and all liability for contracts, debts, or taxes (including interest and penalties) due municipal taxing authorities for which the Corporations or may become liable from the Closing onward.

IX. If in connection with any Federal, State or City income, franchise, corporate or sales tax returns heretofore or hereafter filed by The
Corporations, up to and including the date of Closing, there is a deficiency assessment, the amount ultimately determined to be due thereon, including penalties, interest, and reasonable attorney's and accountant's fees incurred by The Corporations in defending or challenging said assessment, shall be paid pro rata by Seller and The Corporations. In the event a refund is due The Corporations for any tax year up to and including calendar year 1999, including December 31, 1999, then in that event, The Corporations and Seller shall share said refund pro rata. Each party agrees to promptly notify and cooperate fully with the other in the event of any audit or examination by a taxing authority of The Corporation's tax returns and agrees to furnish to the party being examined or his designees, promptly and without charge, such papers, records, documents and information as may be reasonably appropriate in connection with such audit or examination.

X. Buyer acknowledges and represents that he will execute at Closing the following documents to evidence his debt to Seller.

     (a) A Promissory Note in the sum of One Hundred and Forty One Thousand Four Hundred and Fifty Four Dollars ($141,454.00) in the form annexed as Schedule A.

     (b) A Security Agreement and UCC-1 Financial Statements(state & county) executed by The Corporations.

     (c) A pledge agreement in the form annexed as Schedule B.

XI. (a) The Corporations and Buyer acknowledge and represent that the Note shall be due on any dissolution of The Corporations; on any bankruptcy filing by The Corporations which is not withdrawn within thirty (30) days of the filing; on the transfer or conveyance of substantially all of the assets of The Corporations. For purposes of this paragraph XI, a transfer or conveyance of fifty-one (51%) percent or more of the shares of The Corporations, whether in a single transaction or in the aggregate, excluding all transfers to members of Buyer's family, shall be deemed to be a transfer which will result in the Promissory Note immediately becoming due at the option of Seller.

     (b) Buyer, The Other Shareholder and The Corporations further covenant that none of the One Hundred(100) remaining but unissued shares of stock shall be issued until Seller is paid in full.

     (c) Except for the obligations, promises and agreements herein set forth and to be performed by the parties hereto, the Corporation and Certilman hereby, for themselves and for their legal representatives, forever release and discharge Seller and its heirs and legal representatives from any and all debts, sums of money, accounts, contracts, claims, causes of action, suits, dues,

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reckoning,  bonds, bills,  specialties,  covenants,  controversies,  agreements, promises, variances, trespasses, damages, judgments, extents, executions, and demands whatsoever, in law or in equity, which they had, now has or hereafter can, shall or may have, by reason of any matter including but not limited to Sellers status as a shareholder in The Corporations through and including from the beginning of the world to the date of the Closing.

XII. (a) The parties represent to each other that Seller has been represented by Weil & Kestenbaum. 42-40 Bell Blvd, Suite 302, Bayside, New York.

     (b) The parties represent to each other that Buyer and The Corporations have been represented by Morton Certilman, Esquire, 90 Merrick Avenue, East Meadow, New York.

     (c) Each of the parties shall be responsible for attorneys' fees to be paid to their respective counsel.

XIII. Any and all notices, designations, consents, offers, or other communications provided for herein shall be given in writing by certified mail, return receipt requested, which shall be addressed in the case of Seller to DCAP GROUP INC. 2545 Hempstead Turnpike, East Meadow, NY 11554 and in the case of Buyer, The Other Shareholder or The Corporations at 90 Merrick Ave, East Meadow New York or such other address as may be designated by each party. Each such notice shall be deemed given at the time mailed.

XIV. The parties hereto agree that it is their intention and covenant that this agreement and performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of New York and that in any action, special proceeding, or other proceedings that may be brought arising out of, in connection with, or by reason of this agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. The parties hereto agree and consent to the selection of Nassau County as the proper venue for any lawsuits or actions which are to be commenced or instituted.

XV. (a) This agreement and all the obligations and covenants hereunder shall bind the parties hereto, their heirs, executors, administrators, legal representatives and assigns and shall enure to the benefit of their respective heirs, executors, administrators, legal representatives and assigns.

     (b) No modification, rescission, or amendment to this agreement shall be effective unless in writing and signed by the parties hereto.

     (c) This agreement and its provisions merge any prior agreements, if any, of the parties and is the complete and entire agreement of the parties.

     (d) Each of the parties hereto, without cost to the other, shall at any time and from time to time hereafter execute and deliver any and all further instruments and assurances and perform any acts that the other party may reasonably request for the purpose of giving full force and effect to the provisions of this agreement.

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     (e)  Each of the  parties  has read  this  agreement  prior to the  signing thereof.

     (f) In the event that any term, provision, paragraph or Article of this Agreement is or is declared illegal, void or unenforceable, same shall not affect or impair the other terms, provisions, paragraphs or Articles of this Agreement. The doctrine of severability shall be applied.

     (g) This agreement may be executed in one or more counterparts each of which shall be deemed an original.

     (h) Any waiver of either party of any provision of this agreement, or of any right hereunder, shall not be deemed a continuing waiver and shall not prevent or estop such party from thereafter enforcing such provision or right, and the failure of either party to insist in any one or more instances upon the strict performance of any of the terms or provisions of this agreement by the other party shall not be construed as a waiver or relinquishment for the future of any such terms or provisions, but the same shall continue in full force and effect.

XVI.   This agreement shall be deemed a bill of sale of the stock herein.

XVII. This agreement is conditioned upon the signing of Franchise Agreements for The Corporations acceptable to both parties on or before May 31, 2000.

     IN WITNESS WHEREOF, the parties acknowledge that this agreement was executed on the date first written above.

Seller                                   Central Office

DCAP GROUP INC.                          DEALERS CHOICE AUTOMOTIVE PLANNING INC.



By:                                      By:



Buyer                                   Consented to by
                                        "Other Shareholder"


Morton Certilman                        Alyssa Greenvald


DCAP Ridgewood, Inc.

DCAP Bayside, Inc.

DCAP Freeport, Inc.

MCDCAP, Inc.

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